News Release

For Immediate Release	For Further Information Contact:
July 17, 2006	George Lancaster, Hines
(713) 966-7676
george_lancaster@hines.com

HINES ACQUIRES INTEREST IN ONE ATLANTIC CENTER IN ATLANTA

Holdings in Firm’s U.S. Core Office Fund Reach 13 Properties

(ATLANTA) — The Atlanta office of Hines, the international real estate firm, announced today that a subsidiary of Hines-Sumisei U.S. Core Office Fund, L.P. (Core Fund) has acquired One Atlantic Center in Atlanta from Sumitomo Life Realty (N.Y.), Inc., a limited partner in the Core Fund and a wholly owned subsidiary of Sumitomo Life Insurance Company, one of Japan’s largest life insurance companies. Hines will manage and lease the property.

The Core Fund is an investment vehicle organized by Hines and Sumitomo Life Realty (N.Y.), Inc., to acquire a geographically diverse portfolio of core office buildings in the U.S. The fund also has an interest in 101 Second Street and the KPMG Building in San Francisco; Golden Eagle Plaza in San Diego; 600 Lexington, 499 Park Avenue and 425 Lexington in New York; One and Two Shell Plazas in Houston; 1200 19th Street NW in Washington, D.C.; Three First National Plaza and 333 West Wacker in Chicago; and 720 Olive Way in Seattle.

One Atlantic Center is located at 1201 W. Peachtree Street in the midtown submarket of Atlanta’s central business district. The property, which was designed by Philip Johnson, consists of a 50-story office building and an 11-story parking structure that were constructed in 1987. The building contains approximately 1,100,808 rentable square feet, and is approximately 81 percent leased to tenants including Alston & Bird LLP and Powell Goldstein LLP.

“We are very pleased to have the opportunity to purchase a property with a superior location, timeless architecture, and a quality roster of tenants in a growing city like Atlanta,” said Hines Vice President Kurt Hartman.

“This represents a unique opportunity for the Core Fund to acquire a perfectly located landmark asset in Atlanta,” said Charles Hazen, president of the Core Fund.

Sumitomo Life Realty (N.Y.), Inc. was represented in the sale by Cushman & Wakefield. Hines represented the Core Fund.

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. With offices in 68 U.S. cities and 14 foreign countries, and controlled assets valued at approximately $12.5 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information.